UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

☒	Filed by the Registrant
☐	Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

TRIPADVISOR, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required

☐ Fee paid previously with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT DATED MAY 30, 2024 TO

PROXY STATEMENT

DATED APRIL 29, 2024

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 11, 2024

May 30, 2024

This Supplement provides updated information with respect to the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Tripadvisor, Inc. (“Tripadvisor”) to be held on June 11, 2024.

On April 29, 2024, Tripadvisor commenced distribution of the Proxy Statement for the Annual Meeting (the “Proxy Statement”) and a Notice of Internet Availability of Proxy Materials. This Supplement should be read in conjunction with the Proxy Statement. There is no change to the record date to determine stockholders entitled to notice of and to vote at the Annual Meeting and at all adjournments of the Annual Meeting. As such, only holders at the close of business on April 15, 2024 are entitled to notice of, and to vote at, the Annual Meeting and at all adjournments of the Annual Meeting.

Withdrawal of Shareholder Proposal

The proponents of Proposal 5: Stockholder Proposal Requesting a Report on Implementation of the Global Human Rights Policy Concerning Operation in CAHRAs (“Proposal 5”) has withdrawn the proposal. Therefore, Proposal 5 will not be presented or voted upon at the Annual Meeting, nor will any votes cast regarding Proposal 5 be tabulated or reported.

Voting Matters

Notwithstanding the withdrawal of Proposal 5, the proxy card and voting instruction forms distributed or presented online with the Proxy Statement remain valid, and Tripadvisor will not distribute new voting instructions or proxy cards.

None of the other agenda items presented in the Proxy Statement are affected by this Supplement, and shares represented by proxy cards or voting instruction forms returned before the Annual Meeting will be voted with respect to all other matters properly brought before the Annual Meeting as instructed on the proxy card or voting instruction form.

If you have already returned your proxy card or voting instruction form, you do not need to take any action unless you wish to change your vote. If you have not yet returned your proxy card or voting instruction form, please complete the proxy card or voting instruction form disregarding Proposal 5.

Information on how to vote your shares or change or revoke your prior vote or voting instruction, is available in the Proxy Statement.

Additional Information and Where to Find It

In connection with the Annual Meeting, Tripadvisor previously filed its Proxy Statement with the U.S. Securities and Exchange Commission and made available the Proxy Statement to Tripadvisor’s stockholders on April 29,

2024. Before making any voting decision, you are urged to read the Proxy Statement and all related proxy materials carefully. Copies of the Proxy Statement, the documents incorporated by reference and other documents filed by Tripadvisor are available at www.sec.gov.